Exhibit 99.1

	CONTACT:	Scott B. Flaherty

NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Announces Offering of $336.7 Million in Fixed Rate Notes

COCONUT CREEK, FL – April 30, 2021 – Willis Lease Finance Corporation (NASDAQ: WLFC) (“Willis”), a leading lessor of commercial jet engines, announced today that its wholly-owned subsidiary, Willis Engine Structured Trust VI (“WEST”), proposes to offer $336.7 million in aggregate principal amount of fixed rate notes (the “Notes”). It is expected that the Notes will be issued in three series, with the Series A Notes to be issued in an aggregate principal amount of approximately $278.6 million, the Series B Notes in an aggregate principal amount of approximately $38.7 million and the Series C Notes in an aggregate principal amount of approximately $19.4 million. The Notes will be secured by, among other things, WEST’s direct and indirect interests in a portfolio of 29 aircraft engines and one airframe, which WEST will acquire from Willis pursuant to an asset purchase agreement.

The net proceeds of the Notes will be primarily applied to (i) pay fees and expenses related to the issuance of the Notes and (ii) pay Willis periodically over a 270-day delivery period as consideration for the aircraft engines and the airframe acquired by WEST from Willis in connection with the financing. Willis will apply any net proceeds it receives for general corporate purposes.

The Notes being offered by WEST have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are being offered only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in Willis’ Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.